October 27, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 77K of the Geneva Advisors Equity Income Fund and Geneva Advisors
All Cap Growth Fund, each a series of the Trust for Professional Managers Form N-SAR dated, October 27, 2017, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche, LLP